Exhibit 10.31
SECOND AMENDMENT TO LEASE
     THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of April 24, 2006 by and between 222 S. RIVERSIDE PROPERTY, LLC, a Delaware limited liability company (“Landlord”), and SUA INSURANCE COMPANY, a Illinois statutory insurance company (“Tenant”).
R E C I T A L S:
     A. Landlord and Tenant entered into that certain Lease dated February 3, 2003; as amended by that certain First Amendment to Lease dated May 5, 2005 (collectively, the “Lease”) for certain premises (the “Original Premises”) on the 16th floor of the building located at 222 S. Riverside Plaza, Chicago, Illinois (the “Building”).
     B. The Original Premises currently consists of approximately 24,987 square feet of rentable area.
     C. Tenant desires to lease an additional portion of the Building containing approximately 9,017 square feet of rentable area located on the 16th floor of the Building, Suite 1650, and depicted on Exhibit A attached hereto (the “Additional Space”).
     D. Landlord and Tenant desire to amend the Lease on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:
     1. Additional Space Commencement Date. Effective as of the Additional Space Commencement Date (hereinafter defined), the Additional Space shall be added to the Original Premises (the Original Premises and the Additional Space shall be comprised of 34,004 square feet of rentable area in the aggregate and shall be collectively referred to as the “Premises”) upon all of the terms and conditions of the Lease as modified herein. As used herein, the term “Additional Space Commencement Date” shall mean September 1, 2006. Landlord anticipates delivering possession of the Additional Space to Tenant on the date which is three (3) business days following full execution and delivery of this Amendment provided that Landlord’s failure to deliver possession of the Additional Space to Tenant by such date for reasons outside Landlord’s reasonable control, shall not affect the enforceability of this Amendment, or subject Landlord to any liability to Tenant for damages or be deemed a default by Landlord of its obligations under the Lease.
     2. Base Rent. Commencing on the Additional Space Commencement Date, Tenant shall in addition to Base Rent payable for the Original Premises, pay to Landlord Base Rent with respect to the Additional Space in the manner and at the times set forth in Section 2 of the Lease and in the amounts set forth below, without demand, deduction or setoff, except as expressly provided in the Lease.

	Annual Base Rent per	Annual	Monthly Installments
Period	Rentable Square Foot	Base Rent	of Base Rent

9/1/06 to 8/31/07	$17.25	$155,543.25	$12,961.94
9/1/07 to 8/31/08	$17.77	$160,232.09	$13,352.67
9/1/08 to 8/31/09	$18.30	$165,011.10	$13,750.93
9/1/09 to 8/31/10	$18.85	$169,970.45	$14,164.20
9/1/10 to 8/31/11	$19.42	$175,110.14	$14,592.51
9/1/11 to 8/31/12	$19.99	$180,249.83	$15,020.82
9/1/12 to 8/31/13	$20.60	$185,750.20	$15,479.18
9/1/13 to 8/31/14	$21.22	$191,340.74	$15,945.06
9/1/14 to 8/31/15	$21.85	$197,021.45	$16,418.45
9/1/15 to 8/31/16	$22.51	$202,972.67	$16,914.39
9/1/16 to 8/31/17	$23.18	$209,014.06	$17,417.84
9/1/17 to 8/31/18	$23.88	$215,325.96	$17,943.83
9/1/18 to 8/31/19	$24.59	$221,728.03	$18,477.34
9/1/19 to 4/30/20	$25.33	$228,400.61	$19,033.38
     Notwithstanding anything herein to the contrary, as long as Tenant is not in default under the terms of this Lease beyond any applicable notice and cure periods, Tenant shall be entitled to an abatement of Base Rent for the Additional Space only and Tenant’s Proportionate Share of Expenses and Taxes for the Additional Space only for the first twelve (12) full calendar months following the Additional Space Commencement Date (the “Rent Abatement Period”). The total amount of Rent abated during the Rent Abatement Period shall be referred to as (the “Abated Rent”). In the event Tenant defaults at any time during the Lease Term beyond any applicable notice and cure periods, all Abated Rent shall immediately become due and payable. The payment by Tenant of all Abated Rent in the event of a default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or inequity.
     3. Additional Rent. Notwithstanding anything in Section 7 of the Basic Lease Provisions to the contrary, commencing on the Additional Space Commencement Date, (i) Tenant’s Proportionate Share for the Premises shall be 3.059% (calculated by dividing the rentable area of the Premises by 1,111,782, being the number of square feet of rentable area of the Building), and (ii) Tenant shall pay Tenant’s Proportionate Share of Expenses and Taxes for the Premises for each year on a net basis, and without regard to any base year or “stop” in accordance with the terms of the Lease.
     4. Condition of New Premises. Tenant acknowledges that it is leasing the Original Premises and Additional Space in its “as is” condition, and that no agreements to alter, remodel, decorate, clean or improve the Original Premises, Additional Space or the Building have been made by Landlord or any party acting on Landlord’s behalf. Notwithstanding the foregoing, Landlord acknowledges that Tenant intends to perform certain alterations and improvements to the Additional Space (“Tenant’s Work”). Tenant shall be permitted to perform Tenant’s Work (subject to Tenant’s compliance with the provisions of Section 21 of the Lease) through a general contractor and subcontractors chosen from Landlord’s approved contractor list and pursuant to plans and specifications approved by Landlord in advance which approval shall not to be unreasonably withheld. Tenant must use Landlord’s MEP engineer for Tenant’s drawings and Tenant’s Architect is subject to Landlord’s prior approval. Tenant shall reimburse Landlord for Landlord’s reasonable out of pocket costs in reviewing Tenant’s plans for Tenant’s Work. Tenant and its contractors shall obtain and pay for insurance (from insurance companies satisfactory to Landlord) in connection with Tenant’s Work, which insurance coverages and amounts shall be satisfactory to Landlord in its reasonable discretion. Tenant shall, prior to the commencement of Tenant’s Work, deliver to Landlord evidence of such insurance satisfactory to Landlord. Tenant’s entry into the Additional Space prior to the Additional Space Commencement Date shall be subject to all of the terms and conditions of the Lease, except that Base Rent and Additional Rent shall not commence to accrue until the Additional Space Commencement Date. Tenant’s Work shall be performed in a good and workmanlike manner, lien-free and in compliance with all applicable laws. All costs of Tenant’s Work shall be borne by Tenant; provided, however, Landlord shall contribute up to Five Hundred Forty One Thousand Twenty Dollars and 00/100 ($541,020.00), being $60.00 per square foot of rentable area of the Additional Space (the “Construction Allowance”), toward the cost of Tenant’s Work. The Construction Allowance shall be available to reimburse Tenant for the actual, documented cost of Tenant’s Work, including hard and soft construction costs, including by not limited to furnishings, contractor fees, architectural fees, permit costs, wiring, cabling and telecommunication costs. In the event that the Construction Allowance exceeds the total cost of Tenant’s Work, and further provided that (i) Tenant is not in default under the Lease beyond any applicable notice and cure periods and (ii) is operating its business within the Additional Space, then upon written election to Landlord (the “Rent Credit Notice”), Tenant may apply up to 50% of the Construction Allowance or $270,510.00 towards Rent next due under the Lease for the Additional Space.
     Prior to commencing Tenant’s Work, Tenant shall submit to Landlord an itemized statement of the estimated costs of completing Tenant’s Work, including, without limitation, costs of obtaining permits; architectural, engineering and contracting fees; Landlord’s Fee (hereinafter defined); and costs of labor and materials (collectively, the “Estimated Cost of Work”). If the Estimated Cost of Work exceeds the Construction Allowance, Tenant shall, prior to commencing Tenant’s Work, deposit with Landlord, or with a construction escrowee designated by Landlord, the amount by which the Estimated Cost of Work exceeds the Construction Allowance (which amount shall be referred to herein as “Tenant’s Deposit”). Landlord shall pay to Tenant, or to Tenant’s general contractor directly, Tenant’s Deposit, if applicable, and the portion of the Construction Allowance for which Tenant has qualified for disbursement, following the completion of Tenant’s Work within thirty (30) days after receipt by Landlord of Tenant’s written demand therefor accompanied by (i) a reasonably detailed description of Tenant’s Work, including, without limitation, the identification of all contractors and material suppliers who have supplied labor or materials in connection with Tenant’s Work,, (ii) lien waivers from all contractors and material suppliers identified pursuant to clause (i), and (iv) Tenant’s certification that Tenant’s Work has been completed pursuant to the provisions of this paragraph and Section 10 of the Lease. Landlord’s obligation to fund the Construction Allowance shall expire and be of no further force or effect if Tenant fails to complete Tenant’s Work and deliver to Landlord written demand for payment of the Construction Allowance accompanied by the items described in clauses (i) through (iv) above (or the Rent Credit Notice electing a credit on Rent next due is not delivered by) no later than the first (1st) anniversary of the Additional Space Commencement Date. Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to disburse any portion of the Construction Allowance or Tenant’s Deposit, if applicable, during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall resume only when and if such default is cured. Tenant shall pay to Landlord a construction supervision fee (“Landlord’s Fee”) in connection with Tenant’s Work in amount equal to $4,508.50 ($.50 per square foot of rentable area of the Additional Space). Landlord’s Fee shall be payable upon demand and Landlord shall be entitled to deduct the same from the Construction Allowance or Tenant’s Deposit, if applicable.
     5. Security Deposit. Notwithstanding anything in Section 10 of the Lease to the contrary, with respect to the reduction of the amount of the Letter of Credit, the following shall apply:
     “Notwithstanding the foregoing, so long as Tenant is not in Default under this Lease, and provided there has never been a Default with respect to Tenant’s monetary obligations under this Lease, the amount of the Letter of Credit shall be reduced as follows:

AMOUNT OF LETTER OF
CREDIT/SECURITY
PERIOD	DEPOSIT*

Commencement Date to 6th Anniversary of Commencement Date	$1,500,000.00

6th Anniversary of Commencement Date through 8th Anniversary of Commencement Date	$1,200,000.00

8th Anniversary of Commencement Date through 10th Anniversary of Commencement Date	$900,000.00

10th Anniversary of Commencement Date through 12th Anniversary of Commencement Date	$600,000.00

12th Anniversary of Commencement Date through 14th Anniversary of Commencement Date	$300,000.00

14th Anniversary of the Commencement Date through 60 days after the expiration of the Lease Term	$200,000.00

*	Notwithstanding the above, the amount of the Letter of Credit shall not be reduced if the Tenant has been in Default of this Lease at anytime during the prior twelve (12) month period. If the Tenant was in Default of this Lease at anytime during the prior twelve (12) month period, the amount of the Letter of Credit for the twelve (12) month period immediately following the period of the Default (said period shall hereinafter be referred to as the “Non-Reduction Period”) shall not be reduced and the amount of the Letter of Credit shall remain unchanged for the entire Non-Reduction Period. If Tenant is not in Default of this Lease at anytime during the Non-Reduction Period, the amount of the Letter of Credit shall once again be reduced as provided in the above schedule, provided there is no further Default by Tenant. Tenant agrees that there shall be no reduction in the Letter of Credit, pursuant to the terms and provisions of this Section 10 or otherwise, until Landlord notifies the issuer of the Letter of Credit, in writing, to reduce the amount of Letter of Credit. Upon Tenant’s written request, Landlord, pursuant to the terms and provisions of this Section 10, agrees to promptly notify the issuer of any reduction in the amount of the Letter of Credit.”
     6. Tenant’s Termination Option. Notwithstanding anything to the contrary contained in Section 65 of the Lease, (a) The Early Termination Date for the 5 Year Termination Option shall be August 31, 2011 and Tenant shall deliver notice of its election to exercise the 5 Year Termination Option by August 31, 2010 and (b) the Termination Payment (as defined in Section 65 of the Lease) shall be increased to include (i) six (6) months of the then current Base Rent for the Additional Space, plus Tenant’s Share of Operating Expenses and Taxes for the Additional Space for such six (6) month period plus (ii) the unamortized balance of the Additional Space Leasing Costs (hereinafter defined) as of the Early Termination Date had the Additional Space Leasing Costs been loaned to Tenant as of the Additional Space Commencement Date at the interest rate of ten percent (10%) per annum and had such loaned amount been repaid in equal monthly installments commencing on the Additional Space Commencement Date in amounts sufficient to fully amortize such loaned amount and the imputed interest thereon on the Expiration Date (as defined in the Lease). The term "Additional Space Leasing Costs” shall mean the sum of (i) the brokers’ commissions incurred by Landlord in connection with this Amendment; (ii) the Construction Allowance (including, without limitation, portions of the Construction Allowance applied as abatement of rent to the extent the same is funded by Landlord or applied to rent), and (iii) the Abated Rent set forth in Section 2 of this Amendment.
     7. Renewal Option. The Renewal Option granted to Tenant in Section 64 of the Lease shall apply to the entire Premises, including the Additional Space.
     8. Brokers. Landlord and Tenant each represent and warrant to the other that the only broker they have dealt with in connection with this Amendment is Buck Management Group LLC for Landlord and Corporate Real Estate Consultants LLC for Tenant, whose commission and fees shall be paid by Landlord pursuant to a separate written agreement. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any other broker for fees, commissions or other compensation to the extent such broker alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this paragraph shall survive the expiration or sooner termination of the Lease.
     9. Limitation of Landlord’s Liability. The obligations of Landlord under the Lease as amended by this Amendment do not constitute personal obligations of the individual partners, members, directors, officers, shareholders, trustees or beneficiaries of Landlord, and Tenant shall not seek recourse against the partners, members, directors, officers, shareholders, trustees or beneficiaries of Landlord, or any of their personal assets for satisfaction of any liability with respect to the Lease as amended by this Amendment. In the event of any default by Landlord under the Lease as amended by this Amendment, Tenant’s sole and exclusive remedy shall be against Landlord’s interest in the Building and the real property on which it is located. The provisions of this paragraph are not designed to relieve Landlord from the performance of any of its obligations hereunder, but rather to limit Landlord’s liability in the case of the recovery of a judgment against it, as aforesaid, nor shall any of the provisions of this paragraph be deemed to limit or otherwise affect Tenant’s right to obtain injunctive relief or specific performance or availability of any other right or remedy which may be accorded Tenant by law or the Lease. In the event of sale or other transfer of Landlord’s right, title and interest in the Building, Landlord shall be released from all liability and obligations thereafter accruing under the Lease as amended by this Amendment; provided, that this paragraph shall inure to the benefit of any such purchaser or transferee.
     10. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. In the event of any conflict or inconsistency between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for purposes of the Lease. The Recitals set forth above in this Amendment are hereby incorporated by this reference. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective beneficiaries, successors and assigns.
     11. Counterparts. This Amendment may be executed in any number of counterparts and by each of the undersigned on separate counterparts, which counterparts taken together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.
LANDLORD:

222 SOUTH RIVERSIDE PROPERTY LLC,
a Delaware limited liability company
By: BCSP III Illinois Manager LLC, a Delaware
limited liability company, its Manager

By:	Beacon Capital Strategic Partners III, L.P., a Delaware limited partnership, its Sole Member

By:	BCP Strategic Partners, III, L.L.C., a Delaware limited liability company, its General Partner

By:	/s/ Philip J. Brannigan, Jr.
	Name:	Philip J. Brannigan, Jr.
	Title:	Managing Director

TENANT: SUA INSURANCE COMPANY, an Illinois statutory insurance company
By:	/s/ Scott Goodreau
	Name:	Scott Goodreau
	Title:	Vice President, General Counsel

EXHIBIT A
ADDITIONAL SPACE